CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 27, 2010, relating to the financial statements and financial highlights of Large Cap Composite Portfolio, and Large Cap Growth Portfolio (two of the portfolios constituting Seasons Series Trust) which appears in the March 31, 2010 Annual Report to Shareholders of Seasons Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Service Providers” in such Registration Statement.
/s/ PRICEWATERHOUSECOOPERS LLP
Houston, Texas
August 9, 2010